Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-160283) and related Prospectus of Tyson Foods, Inc. for the exchange of $810 million 10.5% Senior Notes due 2014 and to the incorporation by reference therein of our reports (a) dated November 17, 2008, (except for the Subsequent Events and Condensed Consolidating Financial Statements included in Note 10 “Long-Term Debt”, as to which the date is June 24, 2009), with respect to the consolidated financial statements of the Company for the year ended September 27, 2008, included in the Company’s Current Report on Form 8-K dated June 26, 2009, and (b) dated November 17, 2008, with respect to the effectiveness of internal control over financial reporting of Tyson Foods, Inc., included in its Annual Report (Form 10-K) for the year ended September 27, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

July 15, 2009